Exhibit 99.1

Rezolute, Inc. Enters into Common Stock Purchase Agreement for Up to $10 Million with Lincoln Park Capital Fund, LLC

LOUISVILLE, Colorado, December 26, 2017 – (GLOBE NEWSWIRE) – Rezolute, Inc. (“Rezolute” or the “Company”) (OTCQB: RZLT), a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies for metabolic and orphan diseases, announced today that it has entered into a common stock purchase agreement (the “Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. After the SEC declares an effective registration statement relating to the transaction, Rezolute will have the right and sole discretion to sell to LPC up to $10 million worth of shares over a 36-month period, subject to certain limitations. Rezolute will control the timing and amount of any future investment and LPC will be obligated to make purchases in accordance with the Agreement. Proceeds from the Agreement will be used for operations and to advance the development of Rezolute’s product candidates and product collaborations.

As contemplated by the purchase agreement, and as long as the closing price of Rezolute’s common stock exceeds $0.40 per share, then Rezolute, at its sole discretion, may direct LPC to purchase up to 65,000 shares of Rezolute’s common stock on any business day, provided that five business days have passed since the most recent purchase. There are no upper limits to the price LPC may pay to purchase common stock from Rezolute and the purchase price of the shares will be based on the prevailing market prices of Rezolute’s shares at the time of each sale to LPC. The maximum amount of shares subject to any single regular purchase increases to up to 125,000 shares as Rezolute’s share price increases, subject to a maximum purchase amount of $500,000.

LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Rezolute’s shares of common stock. No warrants, derivatives or other share classes are associated with this Agreement. In consideration for entering into the Agreement, Rezolute has issued shares of common stock to LPC as a commitment fee. The Agreement may be terminated by Rezolute at any time, at its sole discretion, without any additional cost or penalty.

A more detailed description of the Agreement is set forth in Rezolute’s Current Report on Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Rezolute, Inc.

Rezolute is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with metabolic and orphan diseases. Rezolute is advancing a diversified pipeline including: RZ358 (Phase 2), an antibody for the ultra-orphan indication of Congenital HyperInsulinism (CHI), with an abbreviated path-to-market strategy; AB101 (Phase 1), a once-weekly injectable basal insulin with the potential to transform the treatment landscape in diabetes management by reducing the therapeutic burden for patients and improving compliance; and a Plasma Kallikrein Inhibitor (PKI) portfolio with two lead compounds, RZ402 (plan to file IND in H2 2018) targeting Diabetic Macular Edema (DME) and RZ602 (plan to file IND in H1 2019) targeting Hereditary Angioedema (HAE), an orphan indication. For more information, visit: www.rezolutebio.com.

About Lincoln Park Capital Fund, LLC

LPC is an institutional investor headquartered in Chicago, Illinois which manages a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, clean-tech, energy, real estate and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Rezolute, Inc. Contact:

Noopur Liffick

VP of Corporate Development

(650) 549-4175

investor-relations@rezolutebio.com

Source: Rezolute, Inc.